Exhibit 4(l)


               Amendment No. 2 to Investment Advisory Agreement

This is Amendment No. 2, dated as of December 31, 2003, to the Investment Advisory Agreement dated as of the 13th day of January, 2000 (the "Agreement") by and between Sentinel Group Funds, Inc., a Maryland corporation and a registered investment company under the Investment Company Act of 1940 ("SGF"), one series of which is the Sentinel Flex Cap Opportunity Fund (hereinafter called the "Fund"), and Sentinel Advisors Company (herein called "SAC"), a Vermont general partnership, having its principal office at National Life Drive, Montpelier, Vermont 05604.


                                  WITNESSETH:


     WHEREAS, pursuant to the Agreement, SAC currently acts as investment adviser to the Fund; and

     WHEREAS, in light of SAC's terminating the subadvisory arrangement for the Fund with Fred Alger Management, Inc., the parties have agreed to amend the provision of the Agreement relating to SAC's fee for providing service as such investment adviser.


     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SGF and SAC agree as follows:


1. SGF and SAC hereby agree that section 7 of the Agreement shall be amended and restated in its entirety as follows:

        7. For the services to be rendered by SAC hereunder, SGF shall pay to SAC a monthly fee, in arrears, equal to:

        0.75% per annum of the first $500 million of the average daily net asset value of the Fund, as determined in accordance with the provisions of the Prospectus then constituting part of the Registration Statement then in effect under the Securities Act of 1933, and 0.70% per annum of such average daily net asset value of the Fund in excess of $500 million.

The fee change will take effect as of the date that fees cease to accrue to Fred Alger Management, Inc., under the subadvisory arrangement for the Fund.

2. In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                             Sentinel Group Funds, Inc.


                             By:  /s/ Thomas H. MacLeay
                                ----------------------------------------------
                                      Thomas H. MacLeay
                                      Chairman

                             Sentinel Advisors Company


                             By: /s/ Rodney A. Buck
                                ----------------------------------------------
                                 Rodney A. Buck
                                 Chief Executive Officer